Exhibit 99.1

GCP Applied Technologies Inc. Amends

Existing Stockholder Rights Plan

Will Bring Plan to Stockholder Vote at 2020 Annual Meeting

Plan Does Not Apply to Fully-Financed Tender or Exchange Offers that Treat All Stockholders Equally

CAMBRIDGE, Mass., March 13, 2020 — GCP Applied Technologies Inc. (NYSE: GCP) (“GCP”) announced today that its Board of Directors has approved an amendment of its stockholder rights plan.

The current rights plan, adopted in March 2019, was scheduled to expire on March 14, 2020. The amendment approved by GCP’s Board of Directors extends the final expiration date of the Plan to March 14, 2023, subject to stockholder approval of the rights plan at GCP’s 2020 annual meeting of stockholders.

The amendment also raises the level of beneficial ownership for a person or group to become an “Acquiring Person” (as defined in the amendment) to 20% of GCP’s outstanding shares of common stock. If a stockholder’s beneficial ownership on March 15, 2019 was at or above 20%, that stockholder’s existing ownership percentage would be grandfathered, but the rights would become exercisable if the stockholder increases its ownership percentage by 0.001% or more.

The amendment of the rights plan is intended to enable all GCP stockholders to realize the full potential value of their investment in GCP and to protect GCP and its stockholders from efforts to obtain control of GCP that are inconsistent with the best interests of GCP and its stockholders. GCP’s Board of Directors adopted the rights plan in 2019 in response to a rapid and significant accumulation of GCP’s outstanding common stock by 40 North Management (together with its affiliates, “40 North”), GCP’s largest stockholder, and the possibility that 40 North would accumulate a potentially controlling position in GCP without paying a control premium to all stockholders. 40 North had previously received clearance under the Hart-Scott-Rodino Act allowing it to acquire up to almost 50% of GCP’s common stock. GCP’s Board of Directors has determined that circumstances continue to warrant GCP maintaining the protections afforded by the 2019 rights plan.

The rights plan also provides the GCP Board of Directors with time to make informed decisions that are in the best interests of GCP and its stockholders and does not deter the GCP Board of Directors from considering any offer that is fair and otherwise in the best interests of GCP stockholders. The rights plan continues to provide several recognized stockholder-friendly features, including being subject to stockholder approval at GCP’s 2020 annual meeting of stockholders and an exception for fully financed offers that are open for at least 60 business days, are made for all GCP shares and treat all stockholders equally.

The amended rights plan is effective immediately and, if approved by stockholders at GCP’s 2020 annual meeting, will expire on March 14, 2023. If stockholders do not approve the rights plan, it will expire following the 2020 annual meeting.

The amendment will be filed with the Securities and Exchange Commission.

*        *        *

Advisors

Evercore is serving as GCP’s financial advisor and Wachtell, Lipton, Rosen & Katz is serving as legal advisor.

About GCP Applied Technologies

GCP is a leading global provider of construction products technologies that include additives for cement and concrete, the VERIFI® in-transit concrete management system, high-performance waterproofing products, and specialty construction products. GCP products have been used to build some of the world’s most renowned structures. More information is available at www.gcpat.com.

Additional Information

GCP intends to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). GCP STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by GCP with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

GCP, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from GCP’s stockholders in connection with the matters to be considered at the 2020 Annual Meeting. Information regarding the ownership of GCP’s directors and executive officers in GCP stock is included in their SEC filings on Forms 3, 4 and 5, which can be found through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statements Regarding Forward-Looking Information

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of GCP, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of GCP. More detailed information about these factors may be found in filings made by GCP with the Securities and Exchange Commission, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. GCP is under no obligation to, and expressly disclaims any such obligation to, update or alter forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Joseph DeCristofaro

T +1 617.498.2616

investors@gcpat.com

or

Matthew Sherman / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449